EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
December 4, 2018	fcooper@tollbrothers.com

Toll Brothers Reports 4th Quarter and FY E2018 Results

HORSHAM, PA, December 4, 2018 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for its fourth quarter and fiscal year ended October 31, 2018.

Fourth Quarter Highlights (compared to FY 2017’s fourth quarter):

•
Net income and earnings per share grew 62% and 78%, respectively, to $311.0 million, or $2.08 per share diluted, compared to net income of $191.9 million, or $1.17 per share diluted, in FY 2017’s fourth quarter

•	Pre-tax income grew 31% to $396.5 million, compared to $301.7 million in FY 2017’s fourth quarter

•	Revenues were $2.46 billion, up 21%; home building deliveries were 2,710, up 12%

•	Net signed contract value was $1.50 billion, down 15%; contract units were 1,715, down 13%

•	Backlog value at FYE 2018 rose to $5.52 billion, up 9%; units totaled 6,105, up 4%

•	Gross margin was 21.4%; Adjusted Gross Margin, which excludes interest and inventory write-downs (“Adjusted Gross Margin”), was 24.1%

•	SG&A, as a percentage of revenues, was 7.6%

•	Income from operations was 13.8% of revenues

•	Other income and Income from unconsolidated entities was $58.0 million

•	The Company repurchased approximately 2.2 million shares of its common stock at an average price of $33.85 per share for an aggregate purchase price of approximately $75.6 million

Full FY 2018 Highlights (compared to Full FY 2017):

▪
FY 2018 net income and earnings per share rose 40% and 53%, respectively, to $748.2 million, or $4.85 per share diluted, compared to net income of $535.5 million, or $3.17 per share diluted, in FY 2017

▪	Pre-tax income grew 15% to $933.9 million, compared to $814.3 million in FY 2017

▪	Revenues were $7.14 billion, up 23%; home building deliveries were 8,265 units, up 16%

▪	Net signed contract value was $7.60 billion, up 11%; contract units were 8,519, up 4%

▪	Gross margin was 20.6%; Adjusted Gross Margin was 23.7%

▪	SG&A, as a percentage of revenues, was 9.6%

▪	Income from operations was 11.0% of revenues

▪	Other income and Income from unconsolidated entities was $147.7 million

▪	The Company repurchased approximately 12.1 million shares at an average price of $41.56 per share for a total purchase price of approximately $503.2 million

First Quarter FY 2019 Financial Guidance:

▪	Deliveries of between 1,350 and 1,550 units with an average price of between $850,000 and $880,000

▪	Adjusted Gross Margin of approximately 23.5%

▪	SG&A, as a percentage of first quarter revenues, of approximately 13.1%

▪	Other income and Income from unconsolidated entities of approximately $30 million

▪	Tax rate of approximately 27.5%

Douglas C. Yearley, Jr., Toll Brothers’ chairman and chief executive officer, stated: “In FY 2018, we produced the highest revenues, contract value, and earnings per share in our 51-year history. In addition, our net income, home deliveries, contracts (in units) and year-end backlog (in dollars and units) were the highest in over a decade. Our return on beginning equity grew from 12.7% in FY 2017 to 16.5% in FY 2018. And our fourth quarter revenues, net income and earnings per share were the highest for any quarter in our history.

“Compared to FY 2017, our FY 2018 net income and earnings per share rose 40% and 53%, our revenues and deliveries grew 23% and 16%, our contracts increased 11% in dollars and 4% in units, and our backlog rose 9% in dollars and 4% in units. FY 2018 fourth quarter net income and earnings per share rose 62% and 78%, while revenues and deliveries rose 21% and 12%.

“In our fourth quarter, despite a healthy economy, we saw a moderation in demand. Fourth quarter contracts declined 15% in dollars and 13% in units compared to a difficult comp from one year ago. Fourth quarter demand slowed to a per community pace more consistent with FY 2016’s fourth quarter, which was still strong.

“In November, we saw the market soften further, which we attribute to the cumulative impact of rising interest rates, and the effect on buyer sentiment of well-publicized reports of a housing slowdown. We saw similar consumer behavior beginning in late 2013, when a rapid rise in interest rates temporarily tempered buyer demand before the market regained momentum.

“California has seen the biggest decline. Significant price appreciation over the past few years, fewer foreign buyers in certain communities, and the impact of rising interest rates all contributed to this slowdown. But California is the world’s fifth largest economy with diverse, job-creating industries, including vibrant technology companies, a large concentration of wealth, and desirable lifestyle options. With our attractive coastal California land, our leading brand, and the state’s constrained supply of housing, we continue to believe in our long-term position in the California market.

“There are many positive factors underpinning the economy that we believe are supportive of the housing sector longer-term, and our affluent markets particularly. Household formations are increasing. The nation is experiencing the lowest unemployment rate in many decades. In the past few years, many of our customers have enjoyed wealth creation through the stock market, home price appreciation, and salary increases. The industry’s fundamentals remain solid, the economy remains strong and consumer confidence is near record levels.

“Moreover, equity in existing homes is at an all-time high, providing significant liquidity for current home owners who want to upgrade to a new home. The average age of the stock of existing homes in the U.S. is nearly 40 years, its oldest ever. As the only national home builder focused on the upscale market, Toll Brothers’ homes stand out against these older homes. We offer designs for today’s lifestyle, extensive opportunities to customize, integrated technology, energy efficiency, and ease of maintenance.

“Toll Brothers is well-positioned to take advantage of this strong economy, improving demographics and the financial health of our affluent customer base. We enter FY 2019 with a tremendous brand, a broad geographic footprint and diverse product offerings, a well-located land portfolio in high-quality markets, and a strong balance sheet. Most importantly, we have a tremendous team of Toll Brothers associates who made FY 2018’s record results possible and are preparing us for a bright future.”

Martin P. Connor, Toll Brothers’ chief financial officer, stated: “Our fourth quarter earnings exceeded our expectations, driven by strong revenues fueled by a rise in average delivered price, improved SG&A leverage and favorable tax results.

“Our balance sheet is solid with ample liquidity. We ended our fourth quarter with $1.18 billion of cash and marketable securities and $1.13 billion available under our revolving bank credit facility, for total liquidity of over $2.3 billion.

“On November 1st, 2018, we extended the maturity of our term loan to November 1, 2023, increased the facility from $500 million to $800 million and reduced the interest rate by 10 basis points. On November 30, we retired $350 million of 4.00% senior notes. Today, our weighted average debt maturity is 5.4 years, our weighted average interest rate is 4.62% and we have only $250 million of public debt maturing in the next 39 months. With a favorable liquidity position and the strength of our balance sheet, we believe we are very well positioned for the future.

“Current market conditions create a wide range of possible scenarios for our full year results. While we are targeting modest community count growth by FYE 2019, we have limited our forward-looking income statement guidance to the first quarter of 2019.”

Robert I. Toll, founder and chairman emeritus, stated: “New home production this cycle has not yet reached even the annual average, dating back nearly 40 years. With the broader economy healthy, we plan to continue to pursue growth as we expand and diversify our products.”

Fourth Quarter Financial Highlights (compared to FY 2017’s fourth quarter):

▪
FY 2018’s fourth-quarter net income and earnings per share grew 62% and 78%, respectively, to $311.0 million, or $2.08 per share diluted, compared to FY 2017’s fourth-quarter net income of $191.9 million, or $1.17 per share diluted.

▪
FY 2018’s fourth-quarter pre-tax income was $396.5 million, compared to FY 2017’s fourth-quarter pre-tax income of $301.7 million. FY 2018’s fourth-quarter results included pre-tax inventory impairments totaling $6.4 million. FY 2017’s fourth-quarter results included pre-tax inventory impairments of $3.5 million

▪
FY 2018’s fourth-quarter total revenues of $2.46 billion and 2,710 units rose 21% in dollars and 12% in units, compared to FY 2017’s fourth-quarter total revenues of $2.03 billion and 2,424 units. The average price of homes delivered was $906,000, compared to $836,600 one year ago.

▪
The Company’s FY 2018 fourth-quarter net signed contracts of 1,715 units and $1.50 billion decreased by 13% in units and 15% in dollars, compared to FY 2017’s fourth-quarter net signed contracts of 1,979 units and $1.75 billion. The average price of net signed contracts was $873,800, compared to $886,800 one year ago.

▪	On a per-community basis, FY 2018’s fourth-quarter net signed contracts were 5.6, compared to fourth-quarter totals of 6.3 in FY 2017, 5.8 units in FY 2016, and 5.2 in FY 2015.

▪
FY 2018’s fourth-quarter gross margin was 21.4%, compared to 22.3% in FY 2017’s fourth quarter.  FY 2018’s fourth-quarter Adjusted Gross Margin was 24.1%, compared to FY 2017’s fourth-quarter Adjusted Gross Margin of 25.3%.

▪	Interest included in cost of sales was 2.5% of revenues in FY 2018’s fourth quarter, compared to 2.9% in FY 2017’s fourth quarter.

▪	SG&A, as a percentage of revenues, was 7.6% in FY 2018’s fourth quarter, compared to 8.2% in FY 2017’s fourth quarter.

▪	Income from operations of $338.4 million represented 13.8% of revenues in FY 2018’s fourth quarter, compared to $285.0 million and 14.0% of revenues in FY 2017’s fourth quarter.

▪	Other income and Income from unconsolidated entities in FY 2018’s fourth quarter totaled $58.0 million, compared to $16.7 million in FY 2017’s fourth quarter.

▪
FY 2018’s fourth-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 9.3%, compared to 7.9% in FY 2017’s fourth quarter. As a percentage of beginning-quarter backlog, FY 2018’s fourth-quarter cancellation rate was 2.5% compared to 2.7% in FY 2017’s fourth quarter.

▪
During the fourth quarter of FY 2018, the Company repurchased approximately 2.2 million shares of its common stock at an average price per share of $33.85, for an aggregate purchase price of approximately $75.6 million.

▪	In the fourth quarter of FY 2018, the Company spent approximately $205.7 million on land to purchase approximately 1,500 lots.

Full FY 2018 Financial Highlights (compared to Full FY 2017):

▪
FY 2018’s net income and earnings per share rose 40% and 53%, respectively, to $748.2 million, or $4.85 per share diluted, compared to FY 2017’s net income of $535.5 million, or $3.17 per share diluted.

▪
FY 2018’s pre-tax income was $933.9 million, compared to FY 2017’s pre-tax income of $814.3 million. FY 2018’s results included pre-tax inventory impairments totaling $35.2 million. FY 2017’s pre-tax income included pre-tax inventory impairments totaling $14.8 million.

▪	FY 2018’s total revenues of $7.14 billion and 8,265 units rose 23% in dollars and 16% in units, compared to FY 2017’s totals of $5.82 billion and 7,151 units.

▪	The Company’s FY 2018 net signed contracts of 8,519 units and $7.60 billion, increased 4% in units and 11% in dollars, compared to net contracts of 8,175 units and $6.83 billion in FY 2017.

▪
FY 2018’s year-end backlog of $5.52 billion and 6,105 units increased 9% in dollars and 4% in units, compared to FY 2017’s year-end backlog of $5.06 billion and 5,851 units. The average price of homes in backlog was $904,600, compared to $865,100 one year ago.

▪	FY 2018’s gross margin was 20.6%, compared to 21.5% in FY 2017. FY 2018’s Adjusted Gross Margin was 23.7%, compared to FY 2017’s Adjusted Gross Margin of 24.8%.

▪	Interest included in cost of sales was 2.7% of revenues in FY 2018, compared to 3.0% in FY 2017.

▪	SG&A, as a percentage of revenues, was 9.6% in FY 2018, compared to 10.4% in FY 2017.

▪	Income from operations of $786.2 million represented 11.0% of revenues in FY 2018, compared to $647.2 million and 11.1% of revenues in FY 2017.

▪	Other income and Income from unconsolidated entities in FY 2018 totaled $147.7 million, compared to $167.1 million in FY 2017.

▪
The Company ended FY 2018 with $1.18 billion of cash and marketable securities, compared to $522.2 million at FY 2018’s third-quarter end and $712.8 million at FYE 2017. At FYE 2018, the Company also had $1.13 billion available under its $1.295 billion 20-bank revolving credit facility, which matures in May 2021.

▪	In FY 2018, the Company repurchased approximately 12.1 million shares at an average price per share of $41.56 for an aggregate purchase price of approximately $503.2 million.

▪	On October 27, 2018, the Company paid its quarterly dividend of $0.11 per share to shareholders of record at the close of business on October 13, 2018.

▪	Stockholders’ equity at FYE 2018 was $4.76 billion, compared to $4.53 billion at FYE 2017.

▪
The Company ended FY 2018 with a debt-to-capital ratio of 43.7%, compared to 44.5% at FY 2018’s third-quarter end, and 41.5% at FYE 2017. The Company ended FY 2018 with a net debt-to-capital ratio of 33.2%, compared to 40.1% at FY 2018’s third-quarter end, and 34.5% at FYE 2017. (1)

▪
The Company ended FY 2018 with approximately 53,400 lots owned and optioned, compared to 53,600 one quarter earlier, and 48,300 one year earlier. At FYE 2018, approximately 60% of these lots were owned, of which approximately 16,900 lots, including those in backlog, were substantially improved.

▪	In FY 2018, the Company spent approximately $1.0 billion on land to purchase approximately 9,600 lots.

▪	The Company ended FY 2018 with 315 selling communities, compared to 301 at FY 2018’s third-quarter end and 305 at FYE 2017. The Company is targeting modest community count growth by FYE 2019.

First Quarter FY 2019 Financial Guidance:

▪	The Company expects FY 2019 first quarter deliveries of between 1,350 and 1,550 units with an average price of between $850,000 and $880,000.

▪	The Company expects its FY 2019 first quarter Adjusted Gross Margin to be approximately 23.5%.

▪	FY 2019 first quarter SG&A, as a percentage of first quarter revenues, is projected to be approximately 13.1%.

▪	The Company’s FY 2019 first quarter Other income and Income from unconsolidated entities is expected to be approximately $30 million.

▪	The Company expects its FY 2019’s first quarter tax rate to be approximately 27.5%.

(1)	See “Reconciliation of Non-GAAP Measures” below for more information on the calculation of the Company’s net debt-to-capital ratio.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by Chairman and Chief Executive Officer Douglas C. Yearley, Jr. at 2:00 P.M. (EST) today, December 4, 2018, to discuss these results and its outlook for FY 2019. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls.” Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.

The call can be heard live with an online replay which will follow. MP3 format replays will be available after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.

Toll Brothers, Inc., A FORTUNE 500 Company, is the nation's leading builder of luxury homes. The Company began business over fifty years ago in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, and second-home buyers, as well as urban and suburban renters. It operates in 20 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia (Toll Brothers Apartment Living), Idaho, Illinois, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia, and Washington, as well as in the District of Columbia.

Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid-, and high-rise communities, principally on land it develops and improves. The Company acquires and develops rental apartment and commercial properties through Toll Brothers Apartment Living, Toll Brothers Campus Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-, mid-, and high-rise for-sale condominiums through Toll Brothers City Living. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, and landscape subsidiaries. Toll Brothers also operates its own security company, TBI Smart Home Solutions, which also provides homeowners with home automation and technology options. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. Through its Gibraltar Real Estate Capital joint venture, the Company provides builders and developers with land banking, non-recourse debt and equity capital.

In 2018, Toll Brothers was named World’s Most Admired Home Building Company in Fortune magazine’s survey of the World’s Most Admired Companies, the fourth year in a row it has been so honored. Toll Brothers was named 2014 Builder of the Year by Builder magazine and is honored to have been awarded Builder of the Year in 2012 by Professional Builder magazine, making it the first two-time recipient. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.

Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website (tollbrothers.com/investor-relations).

Forward-Looking Statements
Information presented herein for the fourth quarter ended October 31, 2018 is subject to finalization of the Company's regulatory filings, related financial and accounting reporting procedures and external auditor procedures.
This release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these statements by the fact that they do not relate to matters of a strictly historical or factual nature and generally discuss or relate to future events. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “should” and other words or phrases of similar meaning. Such statements may include, but are not limited to, information related to anticipated operating results; home deliveries; financial resources and condition; changes in revenues; changes in profitability; changes in margins; changes in accounting treatment; cost of revenues; selling, general and administrative expenses; interest expense; inventory write-downs; home warranty and construction defect claims; unrecognized tax benefits; anticipated tax refunds; sales paces and prices; effects of home buyer cancellations; growth and expansion; joint ventures in which we are involved; anticipated results from our investments in unconsolidated entities; the ability to acquire land and pursue real estate opportunities; the ability to gain approvals and open new communities; the ability to sell homes and properties; the ability to deliver homes from backlog; the ability to secure materials and subcontractors; the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities; and legal proceedings, investigations and claims.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Consequently, actual results may differ materially from those that might be anticipated from our forward-looking statements. Therefore, we caution you not to place undue reliance on our forward-looking statements.
The factors that could cause actual results to differ from those expressed or implied by our forward-looking statements include, among others: demand fluctuations in the housing industry; adverse changes in economic conditions in markets where we conduct our operations and where prospective purchasers of our homes live; increases in cancellations of existing agreements of sale; the competitive environment in which we operate; changes in interest rates or our credit ratings; the availability of capital; uncertainties in the capital and securities markets; the ability of customers to obtain financing for the purchase of homes; the availability and cost of land for future growth; the ability of the participants in various joint ventures to honor their commitments; effects of governmental legislation and regulation; effects of increased taxes or governmental fees; weather conditions; the availability and cost of labor and building and construction materials; the cost of raw materials; the outcome of various product liability claims, litigation and warranty claims; the effect of the loss of key management personnel; changes in tax laws and their interpretation; construction delays; and the seasonal nature of our business. For a more detailed discussion of these factors, see the risk factors in the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission and subsequent filings with the SEC.
From time to time, forward-looking statements also are included in our periodic reports on Forms 10-K, 10-Q and 8-K, in press releases, in presentations, on our website and in other materials released to the public.
Any or all of the forward-looking statements included in our reports or public statements made by us are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. Many factors mentioned in our reports or public statements made by us, such as market conditions, government regulation, and the competitive environment, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from our forward-looking statements.
This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all of our forward-looking statements are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	October 31, 2018	October 31, 2017
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,182,195	$712,829
Inventory	7,598,219	7,281,453
Property, construction and office equipment, net	193,281	189,547
Receivables, prepaid expenses and other assets	550,778	544,699
Mortgage loans held for sale	170,731	132,922
Customer deposits held in escrow	117,573	102,017
Investments in unconsolidated entities	431,813	481,758
	$10,244,590	$9,445,225

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$686,801	$637,416
Senior notes	2,861,375	2,462,463
Mortgage company loan facility	150,000	120,145
Customer deposits	410,864	396,026
Accounts payable	362,098	275,223
Accrued expenses	973,581	959,353
Income taxes payable	30,959	57,509
Total liabilities	5,475,678	4,908,135

Equity:
Stockholders’ Equity
Common stock	1,779	1,779
Additional paid-in capital	727,053	720,115
Retained earnings	5,161,551	4,474,064
Treasury stock, at cost	(1,130,878)	(662,854)
Accumulated other comprehensive income (loss)	694	(1,910)
Total stockholders' equity	4,760,199	4,531,194
Noncontrolling interest	8,713	5,896
Total equity	4,768,912	4,537,090
	$10,244,590	$9,445,225

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data and percentages)
(Unaudited)

	Twelve Months Ended October 31,				Three Months Ended October 31,
	2018		2017		2018		2017
	$	%	$	%	$	%	$	%
Revenues	$7,143,258		$5,815,058		$2,455,238		$2,027,907
Cost of revenues	5,673,007	79.4%	4,562,303	78.5%	1,930,751	78.6%	1,575,832	77.7%
Gross margin	1,470,251	20.6%	1,252,755	21.5%	524,487	21.4%	452,075	22.3%

Selling, general and administrative expenses	684,035	9.6%	605,572	10.4%	186,045	7.6%	167,075	8.2%
Income from operations	786,216	11.0%	647,183	11.1%	338,442	13.8%	285,000	14.1%

Other:
Income from unconsolidated entities	85,240		116,066		31,327		3,792
Other income - net	62,460		51,062		26,704		12,955
Income before income taxes	933,916		814,311		396,473		301,747
Income tax provision	185,765		278,816		85,497		109,869
Net income	$748,151		$535,495		$310,976		$191,878
Per share:
Basic earnings	$4.92		$3.30		$2.10		$1.20
Diluted earnings	$4.85		$3.17		$2.08		$1.17
Cash dividend declared	$0.41		$0.24		$0.11		$0.08
Weighted-average number of shares:
Basic	151,984		162,222		148,066		159,332
Diluted	154,201		169,487		149,603		164,565

Effective tax rate	19.9%		34.2%		21.6%		36.4%

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Twelve Months Ended October 31,		Three Months Ended October 31,
	2018	2017	2018	2017
Impairment charges recognized:
Cost of sales - land owned/controlled for future communities	$9,030	$4,999	$6,410	$1,980
Cost of sales - operating communities	26,126	9,795	—	1,500
	$35,156	$14,794	$6,410	$3,480

Depreciation and amortization	$25,259	$25,361	$6,535	$6,924
Interest incurred	$165,977	$175,944	$42,949	$45,057
Interest expense:
Charged to cost of sales	$190,734	$172,832	$61,819	$58,467
Charged to other income - net	3,760	4,823	1,501	2,726
	$194,494	$177,655	$63,320	$61,193

Home sites controlled:	October 31, 2018	October 31, 2017
Owned	32,503	31,341
Optioned	20,919	16,970
	53,422	48,311

Inventory at October 31, 2018 and October 31, 2017 consisted of the following (amounts in thousands):

	October 31, 2018	October 31, 2017
Land and land development costs	$1,917,354	$1,861,820
Construction in progress	4,917,917	4,720,926
Sample homes	493,037	506,557
Land deposits and costs of future development	245,114	167,445
Other	24,797	24,705
	$7,598,219	$7,281,453

Toll Brothers operates in two segments: Traditional Home Building and Urban Infill ("City Living"). Within Traditional Home Building, Toll operates in five geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas

West:	Arizona, Colorado, Idaho, Nevada and Washington

California:	California

	Three Months Ended October 31,
	Units		$ (Millions)		Average Price Per Unit $
	2018	2017	2018	2017	2018	2017
HOME BUILDING REVENUES
North	503	327	$348.9	$214.7	$693,700	$656,700
Mid-Atlantic	583	548	375.2	337.8	643,600	616,400
South	449	439	333.9	332.7	743,700	758,000
West	628	543	461.5	330.5	734,800	608,600
California	500	420	872.6	622.2	1,745,100	1,481,400
Traditional Home Building	2,663	2,277	2,392.1	1,837.9	898,300	807,200
City Living	47	147	63.1	190.0	1,343,600	1,292,400
Total consolidated	2,710	2,424	$2,455.2	$2,027.9	$906,000	$836,600

CONTRACTS
North	347	327	$238.4	$223.1	$687,100	$682,300
Mid-Atlantic	383	422	255.3	277.6	666,700	657,700
South	319	340	242.9	253.5	761,400	745,500
West	418	440	313.5	298.6	750,000	678,700
California	226	373	410.4	605.9	1,815,800	1,624,400
Traditional Home Building	1,693	1,902	1,460.5	1,658.7	862,700	872,000
City Living	22	77	38.1	96.3	1,732,900	1,251,100
Total consolidated	1,715	1,979	$1,498.6	$1,755.0	$873,800	$886,800

BACKLOG
North	1,098	1,217	$768.5	$816.1	$699,900	$670,600
Mid-Atlantic	1,142	1,143	758.8	741.6	664,400	648,800
South	1,166	1,055	903.2	815.9	774,600	773,400
West	1,400	1,397	1,031.1	972.0	736,500	695,700
California	1,133	887	1,883.3	1,495.1	1,662,200	1,685,600
Traditional Home Building	5,939	5,699	5,344.9	4,840.7	900,000	849,400
City Living	166	152	177.6	220.8	1,069,700	1,452,700
Total consolidated	6,105	5,851	$5,522.5	$5,061.5	$904,600	$865,100

	Twelve Months Ended October 31,
	Units		$ (Millions)		Average Price Per Unit $
	2018	2017	2018	2017	2018	2017
HOME BUILDING REVENUES
North	1,453	1,139	$975.7	$775.5	$671,500	$680,900
Mid-Atlantic	1,800	1,681	1,141.1	1,030.3	633,900	612,900
South	1,391	1,247	1,045.4	924.0	751,500	741,000
West	2,130	1,783	1,451.4	1,151.7	681,400	645,900
California	1,322	1,041	2,208.7	1,550.5	1,670,700	1,489,400
Traditional Home Building	8,096	6,891	6,822.3	5,432.0	842,700	788,300
City Living	169	260	321.0	383.1	1,899,400	1,473,500
Total consolidated	8,265	7,151	$7,143.3	$5,815.1	$864,300	$813,200

CONTRACTS
North	1,334	1,379	$928.1	$898.9	$695,700	$651,800
Mid-Atlantic	1,799	1,838	1,158.3	1,161.9	643,900	632,200
South	1,502	1,342	1,132.7	1,003.5	754,100	747,800
West	2,133	2,032	1,510.5	1,318.3	708,200	648,800
California	1,568	1,395	2,596.9	2,177.9	1,656,200	1,561,200
Traditional Home Building	8,336	7,986	7,326.5	6,560.5	878,900	821,500
City Living	183	189	277.8	267.8	1,518,000	1,416,900
Total consolidated	8,519	8,175	$7,604.3	$6,828.3	$892,600	$835,300

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month and twelve-month periods ended October 31, 2018 and 2017, and for backlog at October 31, 2018 and 2017 is as follows:

	Units		$ (Millions)		Average Price Per Unit $
	2018	2017	2018	2017	2018	2017
Three months ended October 31,
Revenues	27	21	$44.0	$23.6	$1,631,400	$1,125,000
Contracts	13	36	$42.6	$58.6	$3,279,700	$1,629,100

Twelve months ended October 31,
Revenues	100	197	$148.0	$475.3	$1,480,000	$2,412,500
Contracts	156	143	$301.9	$196.7	$1,935,100	$1,375,400

Backlog at October 31,	172	116	$321.3	$167.4	$1,868,100	$1,443,500

RECONCILIATION OF NON-GAAP MEASURES
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s Adjusted Gross Margin and the Company’s net debt-to-capital ratio.
These two measures are non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures should not be considered a substitute for, or superior to, the comparable GAAP financial measures, and may be different from non-GAAP measures used by other companies in the homebuilding business.
The Company’s management considers these non-GAAP financial measures as we make operating and strategic decisions and evaluate our performance, including against other homebuilders that may use similar non-GAAP financial measures. The Company’s management believes these non-GAAP financial measures are useful to investors in understanding our operations and leverage and may be helpful in comparing the Company to other homebuilders to the extent they provide similar information.
Adjusted Gross Margin
The following table reconciles the Company’s gross margin as a percentage of revenues (calculated in accordance with GAAP) to the Company’s Adjusted Gross Margin (a non-GAAP financial measure). Adjusted Gross Margin is calculated as (i) gross margin plus interest recognized in cost of sales plus inventory write-downs divided by (ii) revenues.
Adjusted Gross Margin Reconciliation
(Amounts in thousands, except percentages)

		Three Months Ended October 31,		Twelve Months Ended October 31,
		2018	2017	2018	2017
	Revenues	$2,455,238	$2,027,907	$7,143,258	$5,815,058
	Cost of revenues	1,930,751	1,575,832	5,673,007	4,562,303
	Gross margin	524,487	452,075	1,470,251	1,252,755
Add:	Interest recognized in cost of sales	61,819	58,467	190,734	172,832
	Inventory write-downs	6,410	3,480	35,156	14,794
	Adjusted gross margin	$592,716	$514,022	$1,696,141	$1,440,381

	Gross margin as a percentage of revenues	21.4%	22.3%	20.6%	21.5%

	Adjusted Gross Margin	24.1%	25.3%	23.7%	24.8%

The Company’s management believes Adjusted Gross Margin is a useful financial measure to investors because it allows them to evaluate the performance of our homebuilding operations without the often varying effects of capitalized interest costs and inventory impairments. The use of Adjusted Gross Margin also assists the Company’s management in assessing the profitability of our homebuilding operations and making strategic decisions regarding community location and product mix.

Forward-looking Adjusted Gross Margin
The Company has not provided projected fiscal 2019 first quarter gross margin or a GAAP reconciliation for forward-looking Adjusted Gross Margin because such measure cannot be provided without unreasonable efforts on a forward-looking basis, since inventory write-downs are based on future activity and observation and therefore cannot be projected for the first quarter of fiscal 2019. The variability of these charges may have a potentially unpredictable, and potentially significant, impact on our fiscal 2019 first quarter gross margin.

Net Debt-to-Capital Ratio
The following table reconciles the Company’s ratio of debt to capital (calculated in accordance with GAAP) to the Company’s net debt-to-capital ratio (a non-GAAP financial measure). The net debt-to-capital ratio is calculated as (i) total debt minus mortgage warehouse loans minus cash and cash equivalents divided by (ii) total debt minus mortgage warehouse loans minus cash and cash equivalents plus stockholders’ equity.

Net Debt-to-Capital Ratio Reconciliation
(Amounts in thousands, except percentages)

		October 31, 2018	October 31, 2017	July 31, 2018
	Loans payable	$686,801	$637,416	$694,409
	Senior notes	2,861,375	2,462,463	2,860,771
	Mortgage company loan facility	150,000	120,145	82,274
	Total debt	3,698,176	3,220,024	3,637,454
	Total stockholders' equity	4,760,199	4,531,194	4,528,664
	Total capital	$8,458,375	$7,751,218	$8,166,118
	Ratio of debt-to-capital	43.7%	41.5%	44.5%

	Total debt	$3,698,176	$3,220,024	$3,637,454
Less:	Mortgage company loan facility	(150,000)	(120,145)	(82,274)
	Cash and cash equivalents	(1,182,195)	(712,829)	(522,181)
	Total net debt	2,365,981	2,387,050	3,032,999
	Total stockholders' equity	4,760,199	4,531,194	4,528,664
	Total net capital	$7,126,180	$6,918,244	$7,561,663
	Net debt-to-capital ratio	33.2%	34.5%	40.1%

The Company’s management uses the net debt-to-capital ratio as an indicator of its overall leverage and believes it is a useful financial measure to investors in understanding the leverage employed in the Company’s operations.
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